SALE AND PURCHASE AGREEMENT

BETWEEN

MED-EQ AS

AND

AMERIKAL NUTRACEUTICAL CORP

CONTENTS

ART. 1	DEFINITIONS AS USED IN THIS AGREEMENT	3

ART. 2	ISSUING OF PURCHASE NOTICE	4

ART. 3	SALE AND PURCHASE OF PRODUCTS	4

ART. 4	LEGAL SITUATION OF AMERIKAL	5

ART. 5	TRADEMARK, PROPRIETARY RIGHTS, AND PACKAGING	5

ART. 6	COMPETING PRODUCTS	6

ART. 7	MINIMUM PURCHASES	6

ART. 8	MED-EQ'S PRICES AND TERMS OF SALE	6

ART. 9	PRODUCT LIABILITY	7

ART. 10	SECRECY	7

ART. 11	FORCE MAJEURE	8

ART. 12	TERM OF THIS AGREEMENT AND TERMINATION	8

ART. 13	EARLY TERMINATION	9

ART. 14	INDEMNITY AND COMPENSATION	9

ART. 15	GOVERNING LAW AND ARBITRATION	9

ART. 16	ASSIGNABILITY	10

ART. 17	PLEDGE OR LIEN	11

ART. 18	NOTICES	11

LIST OF APPENDIXES		12

This agreement ("Agreement") between Med-Eq A/S, Farmannsveien 18-22, 3111 Tønsberg, Norway, Reg.No. 934720016 (hereinafter referred to as "Med-Eq") and Amerikal Nutraceutical Corp, with registered offices at 17751 Mitchell Avenue, Irvine, CA 92614, USA (hereinafter referred to as the "Amerikal") (collectively referred to as "the Parties"):

WITNESSETH

Whereas	Med-Eq has developed and causes to be manufactured certain raw materials and pre-mixes (hereinafter referred to as the "Product") as described in Appendix 1 attached hereto;

Whereas	the Amerikal is engaged in the business of manufacturing, marketing, sales and distribution of certain dietary supplements and related products; and

Whereas
Amerikal is desirous of purchasing the Product for use in its own formulations as an aphrodiziac and/or in sports products, and Med-Eq is desirous of supplying the Product to Amerikal for this purpose in the Territory (as hereinafter defined)

Now, therefore, in consideration of the foregoing recitals the Parties agree as follows:

Art. 1	Definitions as used in this Agreement

1.1
The "Product" as used in this Agreement shall mean the Product described in Appendix 1, developed by and manufactured under the control of Med-Eq and such other products as agreed in writing from time to time between the Parties and as amended in Appendix 1. The “Product” shall mean both the finnished product formulations as well as pre-mixes and other less confectioned forms.

1.2	"Territory" as used in this Agreement shall mean the Whole World

1.3	"Trademark" shall mean the trademark, design and get-up described in Appendix 3 hereof.

1.4	"Working Week" as used in this Agreement shall mean five (5) days under Norwegian law, whether consecutive or otherwise.

1.5
"Information" as used in this Agreement shall mean any identified business or trade secret of the other party such as - but not limited to - documentation , information concerning the Product and quality control obtained in written or verbal form.

1.6	"Affiliate" in relation to either Party means any corporation which Controls or is Controlled by that Party.

1.7	“Agreement” means this Sale and Purchase Agreement and any and all Schedules hereto as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

1.8	“Approved Purchase Notice” shall have the meaning ascribed thereto in Clause 3.1.

1.10	“Purchase Notice” shall have the meaning ascribed thereto in Clause 2.1

1.11	“Term” means the period commencing from the Commencement Date and ending upon its termination in accordance with this Agreement.

Art. 2	Issuing of Purchase Notice

2.1
Amerikal may from time to time during the Term request Med-Eq to manufacture, sell and deliver to the Amerikal such Products and in such quantities thereof as the Amerikal may require by giving written notice thereof to the Med-Eq. Each such notice served on Amerikal (the “Purchase Notice”) shall state:

  the Product(s) in respect of which the Purchase Notice is given;

  the quantities thereof required by Amerikal; and

  the date(s) on which the Product(s) are to be delivered.

2.2
Each Purchase Notice shall constitute a separate order to Med-Eq. Med-Eq shall use its best efforts to accept each Purchase Notice, and shall forthwith Amerikal of the Purchase Notice in writing if Med-Eq is for any reason unable to fulfil the requirements of the Purchase Notice. If Med-Eq fails to give such notice to Amerikal within seven (7) days of the date of issuance of the Purchase Notice, Med-Eq shall be deemed to have accepted the Purchase Notice in its entirety.

2.3
Effective from the end of the first 6 months period after signing of this Agreement, Amerikal shall, in order to secure Med-Eq's production planning, prepare a revolving purchase budget for six (6) months, such purchase budget to updated once every month.

Art. 3	Sale and Purchase of Products

3.1
In the event that Med-Eq accepts or is deemed to accept any Purchase Notice (the “Approved Purchase Notice”), Med-Eq shall sell, and Amerikal shall purchase, the Products to which such Approved Purchase Notice relates subject to the terms of this Agreement.

3.2	Unless otherwise agreed by the Parties in writing, in relation to any Approved Purchase Notice, Med-Eq shall:

3.2.1
provide Amerikal with full details of the location at which Med-Eq will effect delivery pursuant to such Approved Purchase Notice at least seven (7) days prior to each delivery date stated in such Approved Purchase Notice; and

3.2.2
manufacture and sell to Amerikal the Products stated in any Approved Purchase Notice and in the quantities stated in the Approved Purchase Notice and deliver them to Amerikal at the location referred to in Clause 3.2.1 by the date or dates stated in the Approved Purchase Notice.

All Products sold under this Agreement are on an “CPT” basis and the provisions of the Incoterms 2000 published by the International Chamber of Commerce shall apply (except to the extent inconsistent with this Agreement).

3.3
Risk relating to the Products relating to an Approved Purchase Notice shall pass from Med-Eq and vest in Amerikal when custody and control of the Products are delivered to Amerikal (or to such other person as may be authorised or designated by Amerikal).

Title to the Products shall pass from Med-Eq to Amerikal upon full payment by Amerikal to Med-Eq.

3.4
Med-Eq represents and warrants to Amerikal that each Product sold by Med-eq under this Agreement is of satisfactory quality and is reasonably fit for the purposes for which such Product is ordinarily required or used. Med-Eq is able to pass clean and marketable title to such Product in accordance with the terms of this Agreement.

Art. 4	Legal Situation of Amerikal

4.1
Amerikal shall buy and sell in his own name and for his own account. He shall act as independent trader towards both Med-Eq as well as the customers. He shall effectively promote the sale of the Product in the Territory, without being authorized to act in the name of Med-Eq. Furthermore, he shall safeguard the interests of Med-Eq with the due diligence of a responsible businessman and shall always keep Med-Eq informed of his activities as well as of the market conditions within the Territory.

Art. 5	Trademark, Proprietary Rights, and Packaging

5.1
All Trademarks, Documentation and Proprietary Rights relating to the Product is the sole property of Med-Eq, and Amerikal the cooperation under this Agreement shall not give Amerikal any share in such rights.

5.2
Med-Eq authorises hereby Amerikal under the Term of this Agreement to use the Product in its own formulations, to be sold under its own trademark, for all purposes other than as an anti-depressant or against dementia.

Amerikal warrants that it shall not use the Product in formulations for any of these two purposes

5.3
Med-Eq authorises hereby Amerikal to refer to documentation performed by Med-Eq for the Product or for formulations containing the Product, but shall in the case of such references are made, ensure that Med-Eq in no way shall be liable for Amerikal’s or its customers’ product claims

5.4
Amerikal warrants that all packaging materials and all marketing material to be used for products containing the Product shall bear the text “Contains YTE®. A registered trademark owned by Med-Eq AS, Norway.”

5.5
Amerikal undertakes to accept any changes in the production process, the specification, that Med-Eq at its sole discretion may decide in order to improve the quality of the Product or in order to meet changes in legislation or customer demand.

5.6
Amerikal is not without Med-Eq's prior written consent in any way - electronically on the Internet or otherwise - entitled to register any of Med-Eq's intellectual proprietary rights such as - but not limited to - trademarks, product names, descriptions etc.

Art. 6	Competing Products

6.1
The Distributor shall not during the term of this Agreement and for a period of five (5) years after the expiry of this agreement for whatever reason manufacture, cause to be manufactured, market, sell, distribute, represent, or otherwise deal or have any interest in any goods in the Territory that are identical, or if said goods fulfils identical purposes and contains extract from eggs, without first obtaining Med-Eq's written consent. Med-Eq shall respond to any such written request for permission within ninety (90) days of receipt of the request.

Art. 7	Minimum Pur-chases

7.1
Minimum purchases by the Distributor the first five (5) calendar years of this Agreement of the Product shall be as stated in Appendix 1. Thereafter, minimum purchases shall be agreed upon not later than 15th of September of each calendar year, the first such agreement to be reached not later than 15th of September, 2010.

Art. 8	Med-Eq's Prices and Terms of Sale

8.1
Med-Eq's sales price for the Product shall be as stated in Appendix 1 attached hereto until further notice. During the term of this Agreement, the prices for orders not yet confirmed by Med-Eq may be changed by Med-Eq subject to three (3) month's prior notice in writing.

8.2	Invoicing and payments for the Product shall take place in NOK for any given Product.

8.3	The conditions of payment shall Irrevocable L/C or other payment methods acceptable by both parties.

8.4	The delivery terms of the Product shall be " CPT LAX (Los Angeles) Inco-terms 2000".

8.5	Med-Eq shall prepare all export documentation, supply, package and ship the Product. Title to the Products shall pass to the Distributor when full payment for each consignment has taken place.

8.6	Amerikal shall store the Product strictly in accordance with the instructions given by Med-Eq, see Appendix 1.

8.7
Amerikal shall inspect the Product for defects promptly upon receipt thereof. Products which are not rejected in writing within fourteen (14) days of receipt by Amerikal shall be deemed to be in good condition on receipt.

Med-Eq shall substitute at its own expense such defective Products by delivery of Products free from defects. This replacement constitutes the only liability of Med-Eq in relation to defective Products, see, however, Article 9 below concerning injury to third parties caused by defects in the Product.

8.8	In case of delay beyond Med-Eq´s control or in case of defects Med-Eq is not liable for loss of production, loss of profit or any other consequential economic loss.

Art. 9	Product Liability

9.1
Med-Eq shall indemnify and hold the Distributor harmless from losses or injuries suffered by third parties caused by defects in the Product. Med-Eq shall not be liable for loss of production, loss of profit or any other consequential economic loss.

Med-Eq’s responsibility to indemnify and hold Amerikal harmless shall be limited to USD 1 000 000 (one million).

9.2
Amerikal shall indemnify and hold Med-Eq harmless against any claims including product liability claims relating to Amerikal’s confectioning of the finished Products, application, administra-tion, packaging, use, storage, promotion, marketing, resale and distribution of the Product and from any claims concerning loss of production, loss of profit or any other consequential economic loss.

Art. 10	Secrecy

10.1
Amerikal untertakes to treat received Information as strictly confidential and therefore not to disclose it to any third party (except reliable employees under secrecy obligation), and to make no commercial use of it without the express consent of Med-Eq. This obligation applies to Information disclosed to Amerikal prior to entering into this Agreement as well as Information disclosed to Amerikal under this Agreement. In case Information is received in oral form the above obligation shall only apply to the extent such oral Information has been confirmed in writing to Amerikal and marked "Confiden-tial" within forty-five (45) days after the date of oral disclosure.

10.2	Amerikal agrees to protect the Information from disclosure to any unauthorized party.

This obligation shall not apply to:

a)	Information which, at the time of disclosure, is already in the public domain;

b)	Information which, after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

c)
Information which Amrikal is able to prove to be in possession of prior to any disclosure. In this case, Amerikal will demonstrate that he is in possession of this Information in writing within thirty (30) days of receipt of Information, or forego application of this provision;

d)	Information which is hereafter lawfully disclosed by a third party to Amerikal, where third party did not acquire the Information under a still effective obligation of confidentiality to Med-Eq.

10.3
Nothing in this article shall be construed as granting to Amerikal, by implication or otherwise, any license with respect to the Information or any patent applications, patents or any claims of patent now or hereafter filed or issued with respect to the Information.

Art. 11	Force Majeure

11.1
The following circumstances shall be considered as grounds for relief if they impede the performance of the Agreement or makes performance unreasonably onerous: industrial disputes and any other circumstance beyond the control of the parties such as fire, war, mobilization or military call up of a comparable scope, requisition, seizure, currency restrictions, insurrection and civil commotion, shortage of transport, general shortage of materials, restrictions in use of power and defects or delays in deliveries by sub-contractors caused by any such circumstance as referred to in this article.

The above described circumstances shall constitute grounds for relief only if their effect on the performance of the Agreement or the delivery of a specific consignment of the Product could not be foreseen at the time of formation of the Agreement or the time of delivery of a specific consignment of the Product.

The party wishing to claim relief shall notify the other party in writing without delay on the intervention and on the cessation of such circumstance.

If grounds for relief prevent Amerikal from fulfilling his obligations, he shall compensate Med-Eq for expenses incurred in securing and protecting the Product.

11.2
In the event that the Force Majeure events as defined in Article 13.1 last longer than six (6) months either party is entitled to terminate this Agreement with one month's prior written notice, such termination to be effective at the end of any month corresponding to the expiry month of said notice period.

Art. 12	Term of this Agreement and Termination

12.1
This Agreement shall take effect on __________, 2005 and shall remain in force until 31st of December 2010. Hereafter the Agreement shall remain in force for consecutive terms of twelve (12) months at a time unless terminated by one of the parties with a prior written notice of three (3) months which at the earliest can be given on the 30th of September 2010 for expiry the 31st of December 2010.

12.2
Any termination of this Agreement as provided herein shall not relieve either party of any obligation arising hereunder prior to such termination, including, but not limited to, Amerikal’s obligation to

(a)	purchase Product covered by purchase orders submitted by Amerikal;

(b)
pay to Med-Eq the cost of any raw materials, including packaging, purchased by Med-Eq in contemplation of purchase orders to be received in accordance with Appendix 4, or Med-Eq's obligation to ship products on accepted orders.

12.3
If Med-Eq, for whatever reason, should deem it necessary to cease production of the Product, Med-Eq shall be entitled to terminate this Agreement by giving the Amerikal prior written notice of three (3)months. Neither of the parties shall be obliged to pay any compensation to the other party for loss of income or goodwill to the other party in such instance.

12.4
If Med-Eq should deem it necessary to recall the Product from the Territory, or in the event that recall of the Product is required by authorities, Med-Eq shall be entitled to terminate this Agreement by giving Amerikal three (3) months' written notice. Neither of the Parties shall be obliged to pay any compensation to the other party for loss of income or goodwill to the other party in such instance.

Art. 13	Early Termination

13.1	Where one of the parties commits an essential breach of this Agreement the other party is entitled to terminate the Agreement, effective upon receipt of termination notice.

An essential breach is deemed to be:

1)	either party is adjudged bankrupt; suspends payment; or in any similar manner discontinues its business,

2)	Amerikal violates Articles 5.2, 5.3, 5.4, 5.6, 6.1, 7.1, 8.3, 10.1 and 10.2,

3)	Med-Eq violates Articles 3.2.2.

4)	If Amerikal fails to make any payment when due.

13.2
In case one of the parties commits a breach in respect of its obligations under this Agreement which breach is not covered by Article 13.1, and where it does not make good such breach within thirty (30) days after being requested in writing to do so, the other party shall be entitled to terminate this Agreement, effective upon receipt of termination notice.

Art. 14	Indemnity and Compensation

14.1	No claims for indemnity or compensation can be lodged by reason of the termination of the Agreement on any grounds, save where these claims are based on breach of Agreement by one of the Parties.

Art. 15	Governing Law and Arbitration

15.1	The Agreement shall be deemed to have been entered into and to be construed and interpreted in accordance with the laws of Norway as applicable between residents of Norway.

15.2	Amerikal is obliged to accept changes in the Agreement made in order to comply with changes in mandatory law affecting this Agreement

15.3
Any dispute, controversy, or claim arising out of or in connection with the Agreement, including any question regarding its existence, validity, or termination, shall be finally resolved by arbitration under the Rules of The International Chamber of Commerce (excluding the conciliation Procedure) in force at the date of the request for arbitration, which Rules are deemed to be incorporated by reference into this clause.

The tribunal shall consist of three arbitrators.

The place of arbitration shall be Oslo, Norway.

The language of the arbitration shall be English.

15.4	The governing language of this Agreement shall be English. Any translations made shall be for guidance only.

15.5
If any provision of this Agreement or portion thereof shall to any extend be deemed invalid or unenforceable by any Court or authority having jurisdiction, the parties shall agree upon such adjustment of this Agreement as is necessary in order to secure as far as possible the vital interests of the Parties and the main objectives hereof at the time of signing this Agreement. Failing an understanding between the Parties on such adjustments they may be made by the arbitration tribunal in the course of any pursuant litigation.

15.6
Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party or to in any way affect the validity of this Agreement or such party´s right thereafter to enforce each and every provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

15.7
The signatures of the parties set forth below is their acknowledgement that this Agreement sets forth their entire understanding and agreement and supersedes with effect from the commencement of this Agreement as provided in Article 14.1 any and all prior understandings, contracts or agreements between the Distributor and Med-Eq with respect to the subject matter of this Agreement. There are no representations or promises between the Parties hereto except as set forth herein. No provision of this Agreement may be waived, changed, terminated, modified or discharged, orally or otherwise, except by subsequent written agreement signed by the other party against whom such waiver, change, termination, modification or discharge is sought to be enforced.

Art. 16	Assignability

16.1	This Agreement can be assigned by Med-Eq.

16.2	This Agreement is non-assignable by Amerikal without the written consent of Med-Eq.

Art. 17	Pledge or Lien

18.1	Amerikal shall have no pledge or lien on the property of Med-Eq.

Art. 18	Notices

18.1
Any notice made in connection with this Agreement or performance thereunder shall be sent to the addresses specified below, or such other addresses as the parties may notify in writing to each other from time to time, by air courier or by telefax, followed immediately by a confirmation letter by airmail.

If to Med-Eq:	Med-Eq A/S
Farmannsveien 18 - 22
N-3111 Tønsberg
Norway

Attn.: Managing Director
Fax: +47 33 35 90 69

If to Amerikal:	Amerikal Nutraceutical Corp.
17751 Mitchell Avenue
Irvine, CA 92614
USA

Attn.: President
Fax: +1.949.486.6688

This Agreement of which the appendices form an integral part, is executed in two original copies, one of these having been delivered to Amerikal and the other to Med-Eq.

In Tønsberg, Norway, this day of 2005.

Med-Eq A/S

By:	____________________

In ____________, _____________, this day of 2005.

Amerikal

By:	____________________

List of Appendixes

Appendix 1	Product Description

Appendix 2	Trademark, Design etc.

Appendix 3	Report Form

APPENDIX 1.1

PRODUCT DESCRIPTION

Tthe powder of fertilized and incubated hen eggs, YTE® - EU pat. No 0656781, US pat No 5641517, for the use as an aphrodiziac/energy and in sports products.

Med-Eq shall supply the YTE® powder.

Registration Category: Food or dietary supplement

Shelf life:

Batch sizes per single order: Quantities divisible by 100 kilograms

Price: NOK 1 500 per kilogram

Minimum quantities:	Year 1 (1st 12 months)	3000 kilograms
	Year 2 (2nd 12 months)	12000 kilograms
	Year 3 (3rd 12 months)	12000 kilograms
	Year 4 (4th 12 months)	12000 kilograms
	Year 5 (5th 12 months)	12000 kilograms

Storage Conditions:	To be kept in unopened and sealed containers at 4 - 15 degrees C until confectioning. Opened containers are not to be stored. Avoid high humitity.

APPENDIX 2

TRADEMARK, DESIGN, ETC.

YTE ®

APPENDIX 3

To:
From:
Date:

Product:	Firm and Binding Orders			Forecast
Monthly Past Month Report	Month:	Month:	Month:	Month:	Month:	Month:
Stock begin-ning month
Purchase from Med-Eq
Sales
Stock end month

To be sent by fax to +47 33 35 90 69 before the fifth working day of each month.

Addendum to

Sale and Purchase Agreement of Sept 5 2005
between

Med-Eq AS

And

Amerikal Nutraceutical Corp

1.
Med-Eq hereby grants to Amerikal the exclusive USA rights to purchase the Product for formulation and production of finished products and shall refrain from accepting orders from third parties domiciled in the USA for as long as the Sale and Purchase Agreement is valid.

2.
This shall not limit Med-Eq from marketing finished products containing the Product in the USA or from accepting orders or otherwise dealing in finished products containing the Product. In case Med-Eq decides to enter into agreements for the USA market regarding the sale of its finished products containing the Product, Med-Eq shall offer to Amerikal the first right to confection and pack such products on its behalf on terms equal to those offered by any third party.

3.	Such exclusive right as is defined above shall remain in force under the lifetime of the Sale and Purchase Agreement, and is subject to minimum purchases as defined in Appendix 1.1 to this Agreement.

4.
This Addendum shall be interpreted as an integral part of the Sale and Purchase Agreement, and rules for interpretation, termination, resolving of conflicts as defined in the Sale and Purchase Agreement shall also apply to this Addendum.

Oslo/Irvine ………………………………………..

Med-Eq AS	Amerikal Nutraceutical Corp.

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